EXHIBIT 99.1


NEW YORK, May 1, 2000 -- The following announcement was issued today in a letter to employees from American Express President and Chief Operating Officer Ken Chenault.

"I am writing to inform you that Steve Alesio will be leaving his current position as president of the Small Business Services (SBS) group and taking a four- to six-month leave of absence from the company at the end of May. This move stems from Steve's desire for a change of focus in both his professional and personal life.

"Since the beginning of this year, Steve has been speaking with me about his desire to take on new and different responsibilities at American Express, having spent the past six years providing outstanding leadership to the SBS group of businesses. Steve has accomplished a great deal in building SBS into the outstanding organization that it is today. His efforts have led to dramatic growth in SBS and have positioned that business as a market leader in the small business arena. Steve has also overseen the growth of Tax and Business Services (TBS) into the country's tenth-largest accounting firm, and has led important strategic changes that have strengthened our Consumer Travel business...

 ...Over the next few months, I will be working with Steve to identify another senior position for him within the company in anticipation of his return.

"The businesses that Steve has managed are in very good shape, and ...we are making the following organization changes effective June 2:

  Al Kelly, president of the U.S. Consumer Card Services Group (CCSG), will assume oversight responsibility for the Small Business Services and Consumer Travel organizations in addition to his current duties. We will post a new position of executive vice president/general manager, Small Business Services, which will report to Al and will have day-to-day responsibility for running the SBS organization. Also reporting to Al will be Brian Froelich, senior vice president and general manager, Consumer Travel Services.

  Ed Gilligan, president, Corporate Services, will assume oversight responsibility for Tax and Business Services in addition to his current duties. Andy Cvitanov, chief executive officer of TBS, will report to Ed.

"Over the next month, Steve will work with these executives, as well as the leadership teams in each of these businesses, to ensure a smooth transition of his responsibilities.

"Steve is a terrific leader who has made many significant contributions to the company. He has been with American Express for 19 years, starting in Corporate Services in the 1980s, eventually leading our Consumer Travel business in the early 1990s, and most recently heading the SBS businesses and serving as a member of the company's Planning & Policy Committee."

   American Express Company is a diversified worldwide travel, financial and network services company founded in 1850. It is a world leader in charge and credit cards, Travelers Cheques, travel, financial planning, business services, insurance and international banking.